AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WORLDWIDE RESTAURANT CONCEPTS, INC.

AUS BIDCO PTY LIMITED

AND

US MERGECO, INC.

DATED AS OF APRIL 28, 2005

i

ii

iii

SCHEDULES

Schedule 4.1                                             Organization

Schedule 4.2                                             Subsidiaries

Schedule 4.3                                             Capitalization

Schedule 4.5                                             No Conflict or Violation

Schedule 4.7                                             SEC Documents

Schedule 4.9                                             Absence of Certain Changes

Schedule 4.10                                       Material Contracts

Schedule 4.12                                       Real Property

Schedule 4.13                                       Intellectual Property

Schedule 4.16                                       Employee Benefit Plans

Schedule 4.17                                       Labor Matters

Schedule 4.18                                       Litigation

Schedule 4.20                                       Permits

Schedule 4.22                                       Liquidation

Schedule 4.24                                       Insurance

Schedule 4.25                                       Transactions with Affiliates

Schedule 4.26                                       Suppliers

Schedule 6.1                                             Exceptions to Ordinary Course

Schedule 7.3(c)                               Consents

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 28, 2005, is by and among Worldwide Restaurant Concepts, Inc., a Delaware corporation (the “Company”), Aus Bidco Pty Limited, a New South Wales, Australia, limited company (“Parent”), US Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”).

RECITALS

WHEREAS, Parent has formed Acquisition Sub for the purpose of merging it with and into the Company and acquiring the Company as a wholly-owned subsidiary of Parent; and

WHEREAS, the boards of directors of the Company, Parent and Acquisition Sub have each adopted this Agreement and approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.            Certain Definitions.

(a)           As used herein, the terms below shall have the following meanings.  Any such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affected Employees” means the employees of the Company and the Company Subsidiaries as of the Effective Time that continue to be employed by the Surviving Corporation after the Effective Time.

“Affiliate” means, with respect to any person (as defined below), (a) any other person which directly or indirectly Controls, is Controlled by or is under common Control with such specified person, (b) each person who at such time is an executive officer, director, or direct or indirect holder of at least 10% of any class of the capital stock of such specified person, (c) the Members of the Immediate Family of any natural persons described in clause (b), and (d) if such specified person is an individual, the Members of the Immediate Family of such specified person.

“business day” means a day which is not a Saturday, Sunday or public holiday in the State of New South Wales, Australia or the State of California, USA.

“Closing Exchange Rate” means the average of the US$/A$ bid and offer rates as displayed on the Reuters Monitor System at or about 11.00 am (Los Angeles time) on the date which is the Business Day (in Los Angeles) immediately preceding the Closing Date in response to the query “AUD=” (or any replacement or substitution for that display) (expressed to the same number of decimal places as the Reference Exchange Rate).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collins” means Collins Foods Group Pty Limited ACN 009 937 900, a company registered in Australia, a Company Subsidiary.

“Collins Employee Plans” means, collectively, the Collins Food Share Option Plan and the Productivity Bonus Option Plan.

“Collins Food Share Option Plan” means the option plan pursuant to which certain members of the Australian management team of Collins have the opportunity to exercise options for the purchase of shares in Collins, as referred to in the Collins Shareholders Agreement.

“Collins Shareholders Agreement” means the shareholders agreement between (a) Collins, (b) the Company and (c) certain members of the Australian management team of Collins, dated 22 March 2004.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended to the date of this Agreement.

“Company Certificate” means the Certificate of Incorporation of the Company, as amended to the date of this Agreement.

“Company Option Plans” means the Company’s 1997 Employee Stock Incentive Plan and 1997 Non-Employee Director Stock Incentive Plan.

“Company Property” means an Owned Property or a Leased Property (each as defined below).

“Company Stockholder Approval” means the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock.

“Company Subsidiary” means a Subsidiary (as defined below) of the Company.

“Company Takeover Proposal” means any inquiry, proposal or offer from any person (a) relating to any merger, acquisition, consolidation, liquidation, dissolution, recapitalization or other business combination involving the Company or any Company Subsidiary (other than FFPE, LLC and its Subsidiaries), (b) for the issuance by the Company or any Company Subsidiary (other than FFPE LLC and its Subsidiaries) of over 20% of any class of its equity securities as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, (i) over 20% of any class of the equity securities of the Company or any Company Subsidiary (other than FFPE, LLC and its Subsidiaries) or (ii) a business that constitutes 20% or more of the consolidated net revenues or assets of the Company or 20% or more of the consolidated net revenues or assets of Collins or any of the Subsidiaries of Collins, in each case other than the Merger.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between HLHZ (as defined below), on behalf of the Company, and Pacific Equity Partners, dated December 17, 2004.

“Control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“DGCL” means the General Corporation Law of the State of Delaware.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence or Release (as defined below) of, or exposure to, any Hazardous Materials (as defined below) at any location; or (b) the failure to comply with any Environmental Law (as defined below).

“Environmental Laws” means all applicable federal, state, local and foreign Laws (as defined below), rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits (as defined below) issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Environmental Permits” means all permits, licenses and governmental authorizations pursuant to Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (b) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from (a) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; (d) any and all registrations, applications, recordings, licenses, common-law rights and contracts or agreements relating to any of the foregoing; (e) all claims, actions, suits, proceedings and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and (f) all works, ideas, inventions, discoveries, innovations, know-how, information, data and databases (including ideas, research and development, formulas, compositions, processes and techniques, data, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware and all other forms of works or technology, regardless of medium, and including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied or fixed in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Judgment” means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Entity, department or authority that is binding on any person or its property under applicable Law.

“knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers and other officers having primary responsibility for such matter.

“Laws” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign (whether federal, state, municipal or local), federal, state or local government and any other Governmental Entity, agency, commission, board or bureau.

“Leased Property” means all real property and interests in real property leased by the Company or any Company Subsidiary.

“Liens” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” on a party means any change, effect, event, situation or condition that, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the business, assets, financial condition, reputation or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to include the impact of any change or effect relating to or arising from (a) the execution, announcement, or consummation of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with partners, customers, suppliers or employees, (b) general changes in economic or regulatory conditions in the industries in which the Company or Parent, as the case may be, carries on business as of the date hereof, and changes in general economic, regulatory or political conditions, but excluding changes or effects resulting from, relating to or arising from acts of war or terrorism or (c) any changes or effects resulting from any matter, which matter was expressly contemplated or permitted by the terms of this Agreement (other than any matter set forth on any section of the Company Disclosure Schedule other than Schedule 6.1), including any matter which was approved by Parent following the date hereof pursuant to Section 6.1, to the extent, with respect to any such matter other than any sale or disposition of FFPE, LLC and its Subsidiaries or the assets thereof, that Parent had actual knowledge of the material facts, circumstances and events relating to such matter.

“Members of the Immediate Family” means, with respect to any individual, (a) such person’s spouse, (b) each parent, brother, sister or child of such person or such person’s spouse, (c) the spouse of any person described in clause (b) above, (d) each child of any person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Outside Date” means August 28, 2005; provided that, in the event that the SEC elects to review the Proxy Statement, such Outside Date shall automatically be extended by an additional thirty days.

“Owned Property” means all real property and interests in real property owned in fee by the Company or any Company Subsidiary.

“Per Share Merger Consideration” means an amount calculated in accordance with the following formula:

where:

(a)           X is the Per Share Merger Consideration in US dollars;

(b)                                 CER is the Closing Exchange Rate; and

(c)           RER is the Reference Exchange Rate;

provided, however, that, (i) if the Per Share Merger Consideration, as determined in accordance with the above formula is less than US$6.65, then the Per Share Merger Consideration shall be deemed to be US$6.65 and (ii) if the Per Share Merger Consideration, as determined in accordance with the above formula is more than US$7.25, then the Per Share Merger Consideration shall be deemed to be US$7.25.

“Permits” means all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested by the Company or a Company Subsidiary and for which the Company or a Company Subsidiary has established adequate reserves, (b) Liens for Taxes that are not due and payable or for Taxes that are being contested in good faith, (c) Liens that secure debt obligations that are reflected as liabilities on the most recent audited balance sheet of the Company and its consolidated Subsidiaries contained in the Company SEC Documents (as defined below) and the existence of which is referred to in the notes to such balance sheet, (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) terms and conditions of any personal property lease, (f) easements, covenants, rights-of-way and other similar restrictions of record (other than options or rights of first refusal or offer to purchase), (g) any conditions that would be shown by a current, accurate survey or physical inspection of any Company Property made on the date of this Agreement and (h) other Liens, imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Productivity Bonus Option Plan” means the option plan pursuant to which certain members of the Australian management team of Collins have the opportunity to exercise productivity bonus options for the purchase of shares in Collins, as referred to in the Collins Shareholder Agreement.

“Reference Exchange Rate” means 0.7806.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Rights Plan” means the Rights Agreement, dated January 22, 2001 between the Company and The Bank of New York, as Rights Agent.

“Subsidiary” of any person means another person of which 50% or more of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by such first person.

“Superior Takeover Proposal” means any bona fide third party proposal on arm’s-length terms to acquire directly or indirectly for consideration consisting of cash and/or securities all or substantially all of the shares of Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise on terms which, when taken as a whole, the Company Board determines in its good faith judgment (after consulting with legal counsel and financial advisors) (i) is reasonably likely to be consummated, taking into account the person making the proposal and all legal, financial and regulatory aspects of the proposal and (ii) is reasonably likely, if consummated, to provide greater value to the holders of shares of Common Stock than the Merger, taking into account all the terms of such proposal and of this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby).

“Tax” means any and all U.S. and foreign federal, state and local net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative, add-on minimum, estimated, capital stock, customs, social security (or similar), unemployment, environmental or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transfer Taxes” means all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes).

Section 1.2.            Terms Defined Elsewhere.  The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Acquisition Sub	Preamble
Acquisition Sub Stockholder Approval	Section 6.2(e)
Agreement	Preamble
Certificates	Section 3.4(b)
Closing	Section 2.3
Closing Date	Section 2.3
Commitment Letters	Section 5.5(a)
Company	Preamble
Company Disclosure Schedule	Article IV
Company Group	Section 6.4(a)
Company Intellectual Property	Section 4.13(a)
Company Options	Section 3.2(a)
Company SEC Documents	Section 4.7(a)
Company Stockholders Meeting	Section 6.2(d)
Consent	Section 4.6
Dissenting Shares	Section 3.3
ERISA Affiliate	Section 4.16(a)
Effective Time	Section 2.2
Employee Plans	Section 4.16(a)
Equity Commitment Letters	Section 5.5(b)
Exchange Agent	Section 3.4(a)
Exchange Fund	Section 3.4(a)
HLHZ	Section 4.21
Indemnified Officers	Section 6.8(a)
Lenders	Section 5.5(a)
Licenses	Section 4.13(e)
Material Contracts	Section 4.10(a)
Maximum Premium	Section 6.8(b)
Merger	Section 2.1
Merger Certificate	Section 2.2
Merger Consideration	Section 3.4(a)
Non-qualified Employee Plan	Section 4.16(h)
Parent	Preamble
Pension Plan	Section 4.16(d)
Per Share Merger Consideration	Section 3.1(a)
Proxy Statement	Section 6.2(a)
Required Cash Amount	Section 5.5
Section 409A	Section 4.16(h)
Shares	Section 3.1(a)
Surviving Corporation	Section 2.1
Transaction Financing	Section 5.5(a)
Voting Company Debt	Section 4.3(a)

Welfare Plan	Section 4.16(d)

ARTICLE II

THE MERGER

Section 2.1.            The Merger.  At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company (the “Merger”).  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Acquisition Sub shall cease.

Section 2.2.            Effective Time.  Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined below).  The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (such time as the Merger becomes effective, the “Effective Time”).

Section 2.3.            Closing.  The closing of the Merger (the “Closing”) shall take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second Business Day after satisfaction of the latest to occur of the conditions set forth in Article VII, at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California, or such other time, date or place as is agreed to in writing by the parties hereto.

Section 2.4.            Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall remain or become, respectively, the properties, rights, privileges, powers and franchises of the Company and all debts, liabilities and duties of the Company and Acquisition Sub shall remain or become, respectively, the debts, liabilities and duties of the Company.  The parties hereby acknowledge that all the properties, rights, privileges, powers and franchises of the Company prior to the Effective Time of the Merger, shall remain the properties, rights, privileges, powers and franchises of the Company after the Effective Time of the Merger.

Section 2.5.            Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of Acquisition Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that Article I thereof will be amended and restated in its entirety to state:  “The name of the Corporation is Worldwide Restaurant Concepts, Inc.”  The Bylaws of Acquisition Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 2.6.            Board of Directors.  The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 2.7.            Officers.  The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 2.8.            Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

EFFECT ON CAPITAL STOCK

Section 3.1.            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Acquisition Sub:

(a)           Conversion of Common Stock.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (other than (i) Shares held in the Company’s treasury, (ii) Shares held by Parent, Acquisition Sub or any other Subsidiary of Parent and (iii) Dissenting Shares (as defined below)) shall be converted into and shall become the right to receive an amount in cash equal to the Per Share Merger Consideration.  Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Per Share Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares.  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon surrender of such certificate in accordance with this Article III, without interest.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Common Stock that is owned by the Company, Parent or Acquisition Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)           Capital Stock of Acquisition Sub.  Each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.2.            Stock Options.

(a)           At the Effective Time, each outstanding option to purchase Shares (the “Company Options”), whether granted under the Company Option Plans or otherwise, whether vested or unvested in accordance with its terms (including by reason of the transactions contemplated by this Agreement), shall be canceled without any action on the part of any holder of a Company Option, and each holder of a Company Option shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the positive difference, if any, between the Per Share Merger Consideration and the exercise price of such Company Option multiplied by (ii) the number of shares of Common Stock subject to such Company Option.  As soon as reasonable practicable following the Effective Time, the Exchange Agent (as defined below) shall mail to each holder of a Company Option entitled to consideration pursuant to this Section 3.2(a) a check in the amount of such consideration.

(b)           As soon as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required in order that (i) each outstanding Company Option shall automatically accelerate so that each such Company Option shall, immediately prior to the Effective Time, become fully exercisable for all of the shares of Common Stock at the time subject to such Company Option and may be exercised by the holder thereof for any or all of such shares as fully-vested shares of Common Stock and (ii) upon the Effective Time, all outstanding Company Options, to the extent not exercised prior to the Effective Time, shall be automatically cancelled without any action on the part of any holder of Company Options in exchange for the consideration, if any, set forth in Section 3.2(a).  For avoidance of doubt, prior to the Closing, the Company shall take all actions as may be required in order that each Company Option with an exercise price equaling or exceeding the Per Share Merger Consideration to automatically and duly terminate as of the Effective Time, and no Per Share Merger Consideration, other cash amount or other property or obligation shall be owed, due or payable by the Company, the Parent or Acquisition Sub in respect of such Company Option.

Section 3.3.            Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Section 262 of the DGCL in respect of the Merger, then Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have demanded and perfected their demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted as described in

Section 3.1 hereof, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 3.1, into the right to receive the Per Share Merger Consideration, without any interest thereon, and without any action on the part of the holder.  The Company shall give Parent (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, without the prior written consent of Parent, make any payment with respect to any demand for payment with respect to any Dissenting Shares or settle (or offer to settle) any such demand, or agree to do any of the foregoing.

Section 3.4.            Payment of Merger Consideration.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as an agent (the “Exchange Agent”), for the benefit of the holders of Shares and Company Options, in connection with the Merger.  Immediately prior to the Effective Time, Parent shall deposit into a fund (the “Exchange Fund”) with the Exchange Agent an amount of cash sufficient to pay (i) the Per Share Merger Consideration with respect to each Share and (ii) the consideration set forth in Section 3.2 with respect to each Company Option (collectively, the “Merger Consideration”).  Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Exchange Agent on a prompt and timely basis, as and when needed after the Effective Time, any additional cash necessary to pay the Merger Consideration pursuant to Section 3.1.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares, (i) a letter of transmittal (which shall be in such form as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the product of (A) the number of Shares evidenced by such certificate and (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.  Company Options will be treated in the manner provided in Section 3.2.

(c)           No Further Ownership Rights in Common Stock.  The Per Share Merger Consideration paid in accordance with the terms of this Article III upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares or Company Options for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Shares or Company Options who has not theretofore complied with this Article III shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for the applicable portion of the Merger Consideration.

(e)           No Liability.  None of Parent, Acquisition Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the “Company Disclosure Schedule”) or in any Company SEC Document (as defined below) filed by the Company with the SEC before the date of this Agreement, the Company hereby represents and warrants to each of Parent and Acquisition Sub as follows:

Section 4.1.            Organization.  The Company is duly incorporated, validly existing and, except as set forth on Schedule 4.1, in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted and to own or lease, as applicable, its assets and properties.  The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company has delivered to Parent true and complete copies of the Company Certificate and the Company Bylaws.

Section 4.2.            Subsidiaries.

(a)           Schedule 4.2 is a true, complete and correct list of each Company Subsidiary, its jurisdiction of organization or formation and its shareholders and their percentage ownership.  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.  Except for interests in Company Subsidiaries, neither the Company nor any Company Subsidiary owns or has agreed to acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(b)           Each Company Subsidiary is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization as reflected on Schedule 4.2, with full corporate, partnership or limited liability company power and authority to conduct its business as it is presently being conducted and to own or lease, as applicable, its assets and properties.  Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.3.            Capitalization.

(a)           The entire authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $5.00 per share.  At the close of business on April 27, 2005, (i) 27,865,264 shares of Common Stock were issued and outstanding, (ii) 2,000,000  shares of Common Stock were held by the Company in its treasury, (iii) 3,248,981 shares of Common Stock were subject to outstanding Company Options, (iv) 1,592,391 additional shares of Common Stock were reserved for issuance pursuant to the Company Option Plans and (v) no shares of preferred stock, par value $5.00 per share, were issued and outstanding.  Except as set forth above, at the close of business on April 27, 2005, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and, since April 27, 2005, no shares of capital stock or other voting securities of the Company were issued by the Company, except for shares of Common Stock issued upon the exercise of Company Options.  All outstanding shares of Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company

Bylaws or any Material Contract (as defined below) to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting Company Debt”).  Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Material Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (A) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Material Contract, arrangement or undertaking or (C) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(b)           Schedule 4.3(b) sets forth a true, complete and correct list of all outstanding Company Options, the number of shares of Common Stock subject to each such Company Option, the grant date, exercise price, expiration date and vesting schedule of each such Company Option and the names of the holders of each Company Option.

(c)           The Company Board has, to the extent such statutes are applicable, taken all action to render Section 203 of the DGCL inapplicable to the Merger and the consummation of the transactions contemplated by this Agreement.  As of the date of this Agreement, no other “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under any applicable Laws is applicable to the Company or any Company Subsidiary or any of their capital stock, the Merger or any of the other transactions contemplated by this Agreement.  Except as set forth on Schedule 4.3(c), there are no issued and outstanding shares of Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right in favor of the Company.  The Company has made available to Parent a complete and correct copy of the Shareholder Rights Plan, as amended and in effect as of the date hereof.  Other than the Shareholder Rights Plan, the Company does not have and has not effected or voted to effect any shareholder rights plan or agreement or so called “poison pill” that could adversely affect on the consummation of the transactions contemplated hereby.  The Company Board has not taken any action to render the provisions of the Shareholder Rights Plan or Section 203 of the DGCL inapplicable to any transaction other than the transaction contemplated by this Agreement.

Section 4.4.            Authorization.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger in accordance with the provisions of this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly approved by all necessary corporate action on the part of the Company, subject to receipt of Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition Sub, is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

(b)           The Company Board, and a majority of the independent members of the Company Board, at a meeting duly called and held, duly adopted resolutions (i) adopting this Agreement and approving the Merger, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to a vote of the Company’s stockholders and (iv) recommending that the Company’s stockholders approve this Agreement.

(c)           The only vote of holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the Merger is the Company Stockholder Approval.

Section 4.5.            No Conflict or Violation.  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger by the Company and compliance by the Company with any of the provisions hereof will not (a) violate or conflict with any provision of the Company Certificate or Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (b) except as set forth on Schedule 4.5, violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Material Contract or (c) subject to the filings and other matters referred to in Section 4.6, violate, conflict with, contravene or give any person the right to exercise any remedy or obtain any relief under, any Judgment or Law applicable to the Company, any Company Subsidiary or their respective properties or assets, except in the case of each of clauses (b) and (c) above, for such violations, defaults, terminations or accelerations that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

Section 4.6.            Consents and Approvals.  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign Governmental Entity, is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement (as defined below) and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business and (iv) such other items that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

Section 4.7.            SEC Documents; Undisclosed Liabilities.

(a)           Except as set forth on Schedule 4.7, the Company has filed all reports, schedules, forms, statements and other documents (the “Company SEC Documents”) required to be filed by the Company with the SEC since January 1, 2002 pursuant to Sections 13(a) and 15(d) of the Exchange Act or pursuant to the Securities Act.

(b)           As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not, as of its filing date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, and that, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect on the Company, except those reflected in the financial statements included in the Company SEC Documents.

Section 4.8             Information Supplied.  None of the information relating to the Company supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Acquisition Sub in writing for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9.            Absence of Changes.  From the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, the Company and each Company Subsidiary has conducted its respective business only in the ordinary course, and, except as set forth on Schedule 4.9, during such period:

(a)           there has been no state of facts, event, change, effect, development, transaction, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

(b)           (i) the Company Certificate, the Company Bylaws and the charter and by-laws of each Company Subsidiary have not been amended and (ii) neither the Company nor the Company Subsidiaries have amended any term of their outstanding equity securities nor issued, sold, granted or otherwise disposed of, their equity securities;

(c)           neither the Company nor any of its Subsidiaries has (i) made any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to, or any repurchase, redemption or other acquisition of, any of their capital stock or other equity securities or (ii) entered into, or performed, any transaction with, or for the benefit of, any officer, director, employee or Affiliate (other than payments made to officers, directors and employees in the ordinary course of business);

(d)           there has been no split, combination or reclassification of the capital stock or other equity securities or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other equity securities, of the Company or any Company Subsidiary;

(e)           neither the Company nor any Company Subsidiary has made any loan or increased any compensation, benefits, perquisites or any bonus or award paid or payable, whether conditionally or otherwise, to (i) any employee, consultant or agent, except in the ordinary course of business consistent with past practice, or (ii) any executive officer or director;

(f)            neither the Company nor any Company Subsidiary has made any material change in its accounting methods (including with respect to reserves), principles or practices, except insofar as may have been required by a change in GAAP;

(g)           neither the Company nor any Company Subsidiary has revalued any of its material assets;

(h)           neither the Company nor any Company Subsidiary has become liable in respect of any guarantee of, or has incurred, assumed or otherwise become liable in respect of, any indebtedness, except for borrowings in the ordinary course of business under credit facilities in existence on the date of the most recent audited financial statements included in the Company SEC Documents filed up to the date of this Agreement;

(i)            there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the operations of the Company or any Company Subsidiary or any of their respective material assets;

(j)            neither the Company nor any Company Subsidiary has entered into any agreement that is, will be or would be (assuming the Company continued to be subject to SEC rules and regulations requiring filing of current and periodic reports under the Exchange Act) required to be filed as an exhibit to filings made or to be made by the Company with the SEC;

(k)           neither the Company nor any Company Subsidiary has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any material claim, action, cause of action, suit or other proceeding in respect of Taxes or entered into any contractual obligation in respect of any Taxes in an amount greater than $25,000 with any Governmental Entity;

(l)            neither the Company nor any Company Subsidiary has terminated or closed any material facility, business or restaurant location;

(m)          neither the Company nor any Company Subsidiary has adopted any Employee Plan or, except in accordance with terms thereof as in effect on the on the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, materially increased any benefits under any Employee Plan; and

(n)           neither the Company nor any Company Subsidiary has entered into any agreement to do any of the things referred to elsewhere in this Section 4.9.

Section 4.10.          Material Contracts.

(a)           Schedule 4.10 discloses all contracts, whether written or oral, described in clauses (i) through (xviii) below to which the Company or a Company Subsidiary is a party or bound (“Material Contracts”):

(i)            each employment agreement that has an aggregate future liability in excess of $100,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

(ii)           each covenant not to compete or other contract or agreement restricting the business or operations of the Company or any Company Subsidiary or, to the knowledge of the Company, restricting any of their respective executive officers or directors;

(iii)          each contract or agreement with any officer in which the amount involved exceeds $60,000 (other than employment agreements covered by clause (i) above);

(iv)          each contract or agreement under which the Company or a Company Subsidiary has borrowed or agreed to borrow any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness of the Company or a Company Subsidiary in any such case which, individually, is in excess of $100,000;

(v)           each contract or agreement under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary in excess of $100,000 or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)          each contract or agreement under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to any person in excess of $100,000 (other than the Company or a Company Subsidiary and other than extensions of trade credit in the ordinary course of business);

(vii)         each contract or agreement granting a Lien securing indebtedness in excess of $100,000 upon any Company Property or any other asset of the Company or any Company Subsidiary;

(viii)        each contract or agreement providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, a Company Subsidiary or any predecessor person, other than ordinary course indemnification provisions in contracts not specifically entered into for the purpose of providing indemnification;

(ix)           each contract or agreement with any Governmental Entity in which the amount involved exceeds $100,000;

(x)            each franchise agreement;

(xi)           each supplier agreement requiring payments in excess of $250,000 per year;

(xii)          each contract or agreement for any joint venture, partnership or similar arrangement;

(xiii)         each power of attorney granted in favor of any Person;

(xiv)        each contract, agreement or commitment involving capital expenditure of more than $250,000, other than replacements and normal purchases of machinery in the ordinary course of business;

(xv)         each foreign exchange contract;

(xvi)        each contract or agreement requiring any payment upon a change of control of the Company or any Company Subsidiary;

(xvii)       each contract or agreement the terms of which the Company or any Company Subsidiary is or will be bound to share its profits or pay any royalties;

(xviii)      each contract or agreement under which the Company or a Company Subsidiary has agreed to purchase or lease any real property or any interest in real property for a purchase price in excess of $500,000 or an annual base rental in excess of $100,000 or to construct any improvements on real property or a leasehold interest in real property for a contract sum in excess of $500,000; or

(xix)         any derivative contract (including swaps, options and forwards) under which the Company or any Company Subsidiary has an exposure of more than $25,000.

(b)           All Material Contracts are valid, binding and enforceable by or against the Company or the applicable Company Subsidiary in accordance with their respective terms, and, to the knowledge of the Company, are in full force and effect in all material respects.  The Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it to date under the Material Contracts, and, except as set forth on Schedule 4.10, it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  Except as set forth on Schedule 4.10, none of the Company and the Company Subsidiaries has received any written notice of the intention of any party to terminate any Material Contract.  Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Parent.

(c)           Schedule 4.10(c) lists all sub-franchise agreements that any franchisee of the Company or any Company Subsidiary (other than any franchisee that is a Company Subsidiary) has entered into of which the Company or any Company Subsidiary is aware.

Section 4.11.          Assets; Personal Property.  The Company and the Company Subsidiaries have good and marketable title to, or in the case of leased or subleased assets, valid and subsisting leasehold interests in all of their respective assets and properties, in each case free and clear of all Liens, except for Permitted Liens.  This Section 4.11 does not relate to real property or interests in real property, such items being the subject of Section 4.12, or to Intellectual Property, such items being the subject of Section 4.13.

Section 4.12.          Real Property.  Schedule 4.12 sets forth a complete and accurate list of (a) all Owned Property and (b) all Leased Property and any other premises occupied by the Company or any Company Subsidiary and any prime or underlying leases relating thereto.  The Company or a Company Subsidiary has good and marketable fee title to all Owned Property and a valid leasehold interest in all Leased Property, in each case subject only to (i) Permitted Liens or (ii) leases, subleases and similar agreements set forth in Schedule 4.12.  Except as set forth in Schedule 4.12, no amount payable under any such lease, sublease or similar agreement is past due.  Except as set forth in Schedule 4.12, neither the Company nor any Company Subsidiary has leased, subleased, licensed or otherwise granted to any person the right to use or occupy any Company Property or any portion thereof.  To the knowledge of the Company, there is no condemnation, expiration or other proceeding in eminent domain pending or threatened, affecting any Company Property or any portion thereof or interest therein.

Section 4.13.          Intellectual Property.

(a)           All Intellectual Property that the Company or any Company Subsidiary is using in the conduct of its respective business as currently conducted (the“Company Intellectual Property”) is owned by, or validly licensed to the Company or such Company Subsidiary, free and clear of all Liens, except for Permitted Liens; provided that the Company makes no representation and warranty with respect to non-infringement except as expressly provided in Section 4.13(b) hereof.

(b)           Except as set forth on Schedule 4.13(b), to the knowledge of the Company, none of the Company or the Company Subsidiaries (i) has, in any material respect, infringed upon, misappropriated or violated any Intellectual Property rights of third parties or (ii) has received during the past twenty-four months any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation (including any claim that a person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the business of the Company or any Company Subsidiary or the use of the Company Intellectual Property) and (iii) no third party has, in any material respect, infringed upon, misappropriated or violated any Company Intellectual Property.

(c)           Schedule 4.13 identifies (i) all registered Intellectual Property that has been issued to the Company or any Company Subsidiary, (ii) each pending application for registration that the Company or a Company Subsidiary has made with respect to any Company Intellectual Property, (iii) each contract or agreement that the Company or a Company Subsidiary has granted to any third party with respect to any of (i) or (ii) above and that authorizes such third party to use (A) any recipes and related know-how that constitutes a trade secret of the Company or any Company Subsidiary or (B) any trademarks of the Company or any Company Subsidiary other than agreements entered into in the ordinary course of business relating to advertising and promotional activities of the Company or any Company Subsidiary and any franchise agreements listed in Schedule 4.10 and (iv) each contract or agreement that the Company or a Company Subsidiary has granted to any third party with respect to Company Intellectual Property that is not included in (i) or (ii) above and that authorizes such third party to use (A) any recipes and related know-how that constitutes a trade secret of the Company or any Company Subsidiary or (B) any trademarks of the Company or any Company Subsidiary other than agreements entered into in the ordinary course of business relating to advertising and promotional activities of the Company or any Company Subsidiary and any franchise agreements listed in Schedule 4.10.  True, accurate and complete copies of all such registrations, applications and contracts or agreements, in each case, as amended, or otherwise modified and in effect, have been made available to Parent, as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  To the knowledge of the Company, each such registration is valid and subsisting.  Schedule 4.13(c)(v) also identifies each material trade name, trade dress and unregistered trademark or service mark used by the Company or a Company Subsidiary or in connection with the business thereof or with the Company Intellectual Property.

(d)           With respect to each item of Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, including, but not limited to, the Intellectual Property identified on Schedule 4.13:

(i)            the Company or a Company Subsidiary possesses all right, title, and interest in and to such item, free and clear of any Lien other than a Permitted Lien;

(ii)           such item is not subject to any outstanding Judgment, and no suit, claim, action or proceeding is pending or, to the knowledge of the Company, threatened, that challenges the legality, validity, enforceability, use or ownership of such item, except as disclosed on Schedule 4.13(d)(ii); and

(iii)          except as disclosed on Schedule 4.13, neither the Company nor any Company Subsidiary has agreed nor is obligated to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item except for such matters that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(e)           Schedule 4.13 identifies each material item of Company Intellectual Property that any person besides the Company or a Company Subsidiary owns and that is used by the Company or a Company Subsidiary in connection with the business thereof pursuant to any license, sublicense or other contract or agreement, other than any non-exclusive end user license of commercially available desktop application software used generally in support the Company’s operations (the “Licenses”).  Except as disclosed on Schedule 4.13, there are no royalties for the use of any such Company Intellectual Property.  The Company has made available to Parent true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect.  With respect to each such item identified on Schedule 4.13:  (i) to the knowledge of the Company, such item is not subject to any outstanding Judgment, and no suit, claim, action or proceeding is pending or threatened that challenges the legality, validity or enforceability of such item and (ii) neither the Company nor any Company Subsidiary has granted any material sublicense or similar right with respect to any License covering such item.

(f)            All current and former employees and contractors of the Company or a Company Subsidiary who contributed to the Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary in any material respect have executed enforceable contracts that assign to the Company or a Company Subsidiary all the respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to the business of the Company or such Company Subsidiary made by such employees or contractors in the course of their employment by the Company or such Company Subsidiary.

(g)           The Company and each Company Subsidiary has used commercially reasonable efforts to prevent unauthorized access to personal and individual data used in its respective business and, to the knowledge of the Company, no such unauthorized access has occurred.  To the knowledge of the Company, the Company and each Company Subsidiary is in material compliance with all applicable Laws regarding the reception, use, importation or exportation of personal data and the Company has not failed to comply with any such Laws in any respect that would obligate the Company to notify any Governmental Entity or any other person.  To the knowledge of the Company, the transactions contemplated to be consummated hereunder as of the Closing will not violate in any material respect any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of such data or information and will not result in any violation of any such privacy policy, terms of use, or Laws in any respect that would obligate the Company to notify any Governmental Entity or any other person.

Section 4.14.          Taxes.  Each of the Company and the Company Subsidiaries has filed all material Tax Returns that it was required to file on or prior to the date hereof.  All such Tax Returns were correct and complete in all material respects.  All Taxes of the Company and its Subsidiaries that have become due and payable have been paid or have been adequately reflected in the most recent audited financial statements included in the Company SEC Documents.  There are no Liens on any of the assets of the Company or any of Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax when due, other than Permitted Liens.  No claim for assessment or collection of Taxes is currently being asserted against the Company or any of the Company Subsidiaries, and none of the Company or any of the Company Subsidiaries is a party to any pending action, proceeding or investigation by any governmental taxing authority and no requests for waivers of the time to assess any Taxes are pending).  Neither the Company nor any Company Subsidiary has been a party to any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

Section 4.15.          Compliance With Environmental Laws.  To the knowledge of the Company and except for such matters that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company:

(a)           the Company and each of the Company Subsidiaries are in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any (i) written communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b)           (i) the Company and each of the Company Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted and (ii) neither the Company nor any of the Company Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c)           there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d)           there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law;

(e)           there are no above-ground or underground storage tanks or known or suspected asbestos-containing materials on, under or about property owned, operated or leased by the Company or any Company Subsidiary; and

(f)            (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

Section 4.16           Employee Benefit Plans.

(a)           Schedule 4.16(a) contains a true and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, vacation, sick pay and paid -time-off and other similar fringe or employee benefit plans, programs or arrangements (written or oral) maintained or contributed to for the benefit of, or relating to, any employee of the Company or any Company Subsidiary, any trade or business (whether or not incorporated) (an “ERISA Affiliate”) which is a member of a controlled group including the Company or any Company Subsidiary or which is under common control with the Company within the meaning of Section 414 of the Code or with respect to which the Company or any Company Subsidiary has or is reasonably expected to have any liability (contingent or otherwise) (collectively, the “Employee Plans”), excluding any of the foregoing that are required to be maintained by the Company or any Company Subsidiary under the Laws of any foreign jurisdiction.  Each Employee Plan has been administered in material compliance with its terms, applicable Law and the terms of any applicable collective bargaining agreements.

(b)           The Company has made available to Parent a copy of (i) the most recent two years’ annual reports on Form 5500 filed with the Internal Revenue Service for each disclosed Employee Plan pursuant to which such report is required (including all schedules and the accountant’s report and opinion) and (ii) the plan documents (and, with respect to unwritten plans, a written description thereof), trust agreements and summary plan descriptions, if any, and (iii) funding arrangements, insurance or annuity contracts or policies, stop loss insurance policies, non-discrimination tests for the preceding two years and employee handbooks and (iv) actuarial valuations with respect to any defined benefit plan (whether or not funded), in each case relating to each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA).  To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could reasonably be expected to be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or any other applicable Law, including, without limitation, any liability under Title IV of ERISA.  In particular, but not in limitation of the foregoing, the Company and any Company Subsidiary has complied in all material respects with all reporting and disclosure obligations under Title I of ERISA, including without limitation, the filing of complete information returns on a timely basis, the requirement of financial audits for funded plans and the timely distribution of summary plan descriptions and summary of material modifications.

(c)           Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the applicable provisions of Law,

including ERISA and the Code.  Neither the Company nor any Company Subsidiary has any material liability, directly or indirectly, for (i) excise taxes (including interest and penalties) on account of any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA), or (ii) any breach of fiduciary duty under ERISA.

(d)           No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”) provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code.  All contributions and premium payments with respect to any Welfare Plan have been made on a timely basis.

(e)           Each Employee Plan that is a “pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to meet the qualification requirements of Section 401(a) of the Code (a “Pension Plan”) has received a favorable determination or opinion letter from the United States Internal Revenue Service as to its qualified status or the qualified status of the standardized prototype plan on which such Pension Plan is based, and there is no fact or circumstance that could reasonably be expected to result in the revocation of such letter or could reasonably be expected to result in material liability the Company.  Each Pension Plan has adopted all amendments necessary to comply with the Code on or before the remedial amendment period deadline specified for each such amendment pursuant to Section 401(b) of the Code or IRS promulgations.  No Employee Plan that is a “pension benefit plan” is subject to Title IV of ERISA, whether respect to a single employer plan (within the meaning of Section 4001(b)(15) of ERISA) or a multi-employer plan (within the meaning of Section 4001(b)(3) of ERISA).  All contributions (employer and employee) have been made on a timely basis, within the time periods required under ERISA and the Code.  The Company and any Company Subsidiary have complied in all material respects with all nondiscrimination requirements under Code §410(b), §401(a)(4) and §401(k)(3).

(f)            Since January 1, 2004, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of, and, to the knowledge of the Company, there are no (i) pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Employee Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Employee Plan, or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Employee Plan, in either case, that individually or in the aggregate, would result, or would reasonably be expected to result, in material liability to the Company.  All contributions, premiums and benefit payments under or in connection with the Employee Plan that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for in all material respects.

(g)           The Company maintains stop loss insurance with respect to its self-funded health insurance plan that provides for aggregate and specific limits on the Company’s liability with respect to health benefits provided to employees and their dependents.  Sufficient reserves relating to incurred but not reported claims have been accrued on the Company’s financial statements.

(h)           Any Employee Plan that is a plan or arrangement to provide unfunded nonqualified deferred compensation plan (a “Non-qualified Employee Plan”) is specifically identified on Schedule 4.16(h).  The actuarial valuation with respect to such Employee Plan, as of May 1, 2004, has been provided to Parent and the Plan has not been amended to change the provisions on which the valuation is based and, except as disclosed on Schedule 4.16(h), the census of employees, former employees and retirees on which the valuation is based has not changed.  No Non-qualified Employee Plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (as defined under Section 409A) since October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

(i)            Except as set forth on Schedule 4.16(i) (i) no payment made or contemplated under any Employee Plan constitutes a “parachute payment” within the meaning of Section 280G of the Code, and (ii) each Company Benefit Plan covering employees of the Company or any Company Subsidiary organized in the United States may be terminated by the Parent with no more than 60 day’s notice without material liability to the Company.

(j)            Other than as listed in Schedule 4.16(j), neither Collins nor any Subsidiary of Collins has entered into any retirement benefit scheme, pension schemes, superannuation plan, other pension arrangements or other benefit payable on retirement, death or disability or on the attainment of a specified or agreed number of years’ service, nor have they undertaken to make any ex gratia payment of any such nature whether legally enforceable or not, relating to the employees of Collins or any Subsidiary of Collins.

(k)           Collins and each Subsidiary of Collins have complied with any legal liability (whether arising under industrial agreement, award or otherwise) or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement which may provide directors or employees of Collins or any Subsidiary of Collins or their respective dependents with pensions, annuities, lump sums or other payments upon retirement or earlier death or otherwise.

(l)            Neither Collins nor any Subsidiary of Collins operates or is trustee for any form of superannuation fund.

(m)          Collins and each Subsidiary of Collins have duly made all necessary payments on behalf of employees and other persons in order to avoid incurring any liability to pay the superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992 (Australia).

(n)           Schedule 4.16(n) contains a true and complete list of all share options which have been issued under the Collins’ Employee Plans, which have either (a) been exercised in accordance with the Collins Shareholder Agreement or (b) or which have not been exercised and are not capable (in accordance with their terms) of being exercised by the relevant employees.

(o)           Other than the Collins’ Employee Plans or the other Employee Plans disclosed in Schedule 4.16(a), no other employment agreements and bonus, share, option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, vacation, sick pay and paid time-off and similar fringe or employee benefit plans, programs or arrangements (written or oral) are maintained or contributed to by Subsidiary of Collins incorporated in any foreign jurisdiction.

(p)           Other than the Collins’ Employee Plans, the other Employee Plans disclosed in Schedule 4.16(a) or the Collins Shareholder Agreement, no Subsidiary of Collins is under any obligation to allot any shares to any person or persons, or to otherwise alter the structure of their respective unissued share capital, and no option exists (nor is any Subsidiary of Collins under any obligation to give an option) over any part of their respective unissued share capital, nor has any Subsidiary of Collins offered to do any of the foregoing.  Other than the Collins’ Employee Plans, the other Employee Plans disclosed in Schedule 4.16(a) or the Collins Shareholder Agreement, no person other than another Subsidiary of Collins has any interest in the issued or unissued share capital of any Subsidiary of Collins.

(q)           The Collins’ Employee Plans have been administered in material compliance with their respective terms, applicable Law and the terms of any applicable collective bargaining agreements.

Section 4.17.          Labor Matters.

(a)           Except as set forth on Schedule 4.17(a), none of the employees of the Company or any Company Subsidiary is represented by any labor union with respect to such employee’s employment by the Company or any Company Subsidiary.  Since January 1, 2002, neither the Company nor any Company Subsidiary has experienced any material labor strikes, union organization attempts, requests for representation, material work slowdowns or stoppages or disputes due to labor disagreements and, to the knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary, nor, to the knowledge of the Company, any facts, matters or circumstances which may, with the passage of time, give rise to such an action.  Each of the Company and the Company Subsidiaries is and since January 1, 2002 has been in compliance in all material respects with all applicable Laws and employment agreements with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, and is not and has not been engaged in any unfair labor practice, other than any violation that, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  There is and since January 1, 2002 has been no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable federal, state, provincial or foreign agency or authority that, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect on the Company.  No grievance or arbitration proceeding arising out of a collective bargaining agreement has been filed or instituted since January 1, 2002 or is now pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.

(b)           Schedule 4.17(b) sets forth a true, correct and complete description of (i) the extent, timing and nature of reductions in force completed since July 1, 2004, (ii) any departure of an employee of the Company or any Company Subsidiary (other than Collins or any of its Subsidiaries) since July 1, 2004, (iii) any departure of an employee of Collins or any of its Subsidiaries with an annual base salary in excess of $AUD50,000 since July 1, 2004 and (iv) reductions in force currently planned by the Company or any Company Subsidiary as of the date of this Agreement to be effected on and after the date hereof, and of the types, timing and costs of associated severance and other obligations resulting or to result therefrom.  Except as specifically identified in Schedule 4.17(b), since May 1, 2004 no officer of the Company or any Company Subsidiary, for any reason, (A) has been terminated or has resigned, retired or otherwise terminated his or her employment with the Company or such Company Subsidiary or (B) has notified the Company or such Company Subsidiary in writing, or to the knowledge of the Company otherwise notified the Company or such Company Subsidiary or threatened of his or her intention, to resign, retire or terminate his or her employment with the Company or such Company Subsidiary.

(c)           Since January 1, 1998, neither the Company nor any Company Subsidiary has effected a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended.

Section 4.18.          Litigation; Investigations.  Except as set forth on Schedule 4.18, there is no suit, claim, action, inquiry, subpoena, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that (a) is material or (b) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby; nor is there any material Judgment outstanding against the Company or any Company Subsidiary; nor since January 1, 2002 has any such Judgment been settled or compromised by the Company or any Company Subsidiary for in excess of $500,000.  Since January 1, 2002 there has not been, nor is there now, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.19.          Compliance with Law.  The Company, the Company Subsidiaries and the conduct of their respective businesses are in compliance with all Laws relating to the businesses or operations of the Company and the Company Subsidiaries, except where such violation or noncompliance, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  Neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity during the last six years to the effect that it is not in compliance in any material respect with any such Laws.  In the conduct of their business, neither Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of the Company Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.  No representation or warranty is made in this Section 4.19 with respect to (i) applicable Laws with respect to Taxes, which are covered in Section 4.14, (ii) Environmental Laws, which are covered in Section 4.15, or (iii) ERISA matters, which are covered in Section 4.16.

Section 4.20.          Permits.  The Company and the Company Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits, the lack of which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any termination, amendment or cancellation of any Permit that, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  Except as set forth on Schedule 4.20, to the knowledge of the Company, there is no fact, matter or circumstance that would affect the continuance or renewals of any material Permits either before or after the consummation of the transactions contemplated by this Agreement.

Section 4.21.          No Brokers.  No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Howard & Zukin Capital (“HLHZ”), the fees and expenses of which shall be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 4.22.          Liquidation.  Except as set forth on Schedule 4.22, since January 1, 1998, neither the Company nor any Company Subsidiary has gone into liquidation or passed any resolution for winding up, no petition for winding up has been presented against the Company or any Company Subsidiary and no receiver, receiver and manager or other controller or external administrator of the business or assets of the Company or any Company Subsidiary has been appointed or is threatened or expected to be appointed, nor are there any unsatisfied judgments or arbitral awards outstanding against the Company or any Company Subsidiary.

Section 4.23.          Books and Records.  All accounts, books, ledgers, financial and other records of the Company and the Company Subsidiaries are in the possession or control of the Company, a Company Subsidiary or a registered agent thereof.

Section 4.24.          Insurance.

(a)           Schedule 4.24(a) accurately describes all contracts of insurance and indemnity in force in respect of the business, property and assets of the Company and each Company Subsidiary.  Each such contract is in force and, to the knowledge of the Company, there is no fact or circumstance which would lead to the termination or non-renewal of any such contract.  None of the contracts of insurance and indemnity will be terminated or cease to have effect as a result of the Merger.

(b)           The Company and each Company Subsidiary is adequately insured in respect of the risks to which they are subject (including loss or damage by fire, theft, storm and tempest) in such amounts as accord with sound business principles and, except as set forth on Schedule 4.24(b), such insurances do not have an expiration date prior to the Outside Date.

(c)           The Company and each Company Subsidiary is insured against public liability, workers’ compensation liability and loss of profits in such amounts as accord with sound business principles and, except as set forth on Schedule 4.24(b), such insurances do not have an expiration date prior to the Outside Date.

(d)           All premiums in respect of the insurances referred to on Schedule 4.24(a), other than financed premiums, will have been paid in full prior to the Effective Time.

(e)           There are no material claims made but unpaid under the insurances referred to on Schedule 4.24(a), and, to the knowledge of the Company, no material threatened or pending claims or events or circumstances which may give rise to any such claim.

(f)            Neither the Company nor any of its Subsidiaries has received any written notice, or, to the knowledge of the Company, threats of cancellation or non-renewal of, or, except as set forth on Schedule 4.24(f), since January 1, 2004, any material increase of premiums with respect to, any insurance policies listed on Schedule 4.24(a).

Section 4.25.          Transactions with Affiliates.  Except for the matters disclosed on Schedule 4.25, no Affiliate of the Company or any Company Subsidiary (other than the Company itself or another Company Subsidiary) is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any contract or agreement with, the Company or any Company Subsidiary.  Except as disclosed on Schedule 4.25, no Affiliate of the Company or any Company Subsidiary (other than the Company itself or any such Company Subsidiary) owns any material asset used in, or necessary to, the business of the Company or any Company Subsidiary.

Section 4.26.          Suppliers.  Schedule 4.26 sets forth a complete and accurate list of the ten largest suppliers of materials, products or services to each operational division of the Company (measured by the aggregate amount purchased by such operational division) during the Company’s most recently ended fiscal year, indicating any agreements for continued supply from each such supplier.  Except as set forth on Schedule 4.26, none of such suppliers listed on Schedule 4.26 has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or material increase in the prices charged) or notified the Company or any Company Subsidiary of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales) its relationship with the Company or any Company Subsidiary.

Section 4.27.          Opinion of Financial Advisor.  HLHZ has delivered to the Company an opinion dated on or about the date hereof to the effect that as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

Section 4.28           Disclosure.  To the knowledge of the Company, the representations and warranties contained in this Article IV and in the documents and certificates delivered pursuant to this Agreement, and the diligence material and information furnished by the Company to

Parent and Acquisition Sub, their financiers and representatives in connection with this Agreement and the transactions contemplated hereby, when taken in their entirety, do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

Section 5.1.            Organization.  Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to conduct its business as it is presently being conducted and to own or lease, as applicable, its assets and properties.  Each of Parent and Acquisition Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Acquisition Sub.  Parent has delivered to the Company true and complete copies of the charter documents and Bylaws of each of Parent and Acquisition Sub, as amended to the date of this Agreement.

Section 5.2.            Authorization.   Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger in accordance with the provisions of this Agreement.  The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the Merger have been duly approved by all necessary corporate action on the part of each of Parent and Acquisition Sub, subject to receipt of Acquisition Sub Stockholder Approval (as defined below).  This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Acquisition Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 5.3.            Consents and Approvals; No Conflict or Violation.

(a)           No Consent of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign Governmental Entity, is required to be obtained or made by Parent or Acquisition Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the

State of Delaware and (iii) such other items that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Acquisition Sub do not, and the consummation of the Merger by each of Parent and Acquisition Sub and compliance by each of Parent and Acquisition Sub with any of the provisions hereof will not (i) violate or conflict with any provision of the charter document or Bylaws of each of Parent and Acquisition Sub, (ii) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any contract to which Parent or Acquisition is party or bound or (iii) subject to the filings and other matters referred to in Section 5.3(a), violate, conflict with, contravene or give any person the right to exercise any remedy or obtain any relief under, any Judgment or Law applicable to Parent, Acquisition Sub or their respective properties or assets, except in the case of each of clauses (ii) and (iii) above, for such violations, defaults, terminations or accelerations that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

Section 5.4.            No Prior Activities.  Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

Section 5.5.            Financing Ability.

(a)           Parent has provided to the Company accurate and complete copies of executed commitment letters from National Australia Bank Limited, AMP Capital Investors Limited and UBS AG, Australia Branch (the “Lenders”), dated April 18, 2005 and April 28, 2005, providing for the debt financing, which together with the funds to be provided pursuant to the Equity Commitment Letters (as defined below), is necessary for the payment of the aggregate Merger Consideration and for Parent and Acquisition Sub to perform their respective obligations with respect to the transactions contemplated by this Agreement (collectively, the “Transaction Financing”) and describing the terms and conditions upon which such Lenders will arrange and provide such financing (the “Commitment Letters”).  The Commitment Letters are in full force and effect on the date hereof and have not been amended or modified in any respect.  There are no facts and circumstances known to Parent, Acquisition Sub or any of their respective Affiliates that could reasonably be expected to (a) prevent the conditions described in the Commitment Letters from being satisfied, (b) prevent Parent from receiving financing pursuant to the terms of the Commitment Letters or (c) make any of the assumptions set forth in the Commitment Letters unreasonable.  The Lenders have not advised Parent, Acquisition Sub or any of their respective Affiliates of any facts which cause them to believe the financings contemplated by the Commitment Letters will not be consummated substantially in accordance with the terms thereof.  All commitment fees and other fees required to be paid pursuant to the Commitment Letters on or prior to the date hereof have been paid.  The aggregate proceeds of the financings contemplated by the Commitment Letters, when taken together with the funds provided by the Equity Commitment Letters, are sufficient to pay the aggregate Merger Consideration, to pay the cash amounts payable to the Company optionholders in connection with the Merger, to effect any refinancings of existing indebtedness of the Company and the Company Subsidiaries required as a result of the Merger and to pay the anticipated fees and expenses related to the Merger and the other transactions contemplated by this Agreement (the “Required Cash Amount”).

(b)           Parent has provided to the Company accurate and complete copies of executed commitment letters from Pacific Equity Partners Fund II L.P., Pacific Equity Partners Supplementary Fund II L.P., Pacific Equity Partners Fund II (NQP) L.P., Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Fund II (Australasia) Unit Trust, Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Supplementary Fund II (Australasia) Unit Trust, PEP Investment Pty Limited and PEP Co-Investment Pty Limited dated on or about April 18, 2005 providing for equity financing and describing the terms and conditions upon which financing will be provided (the “Equity Commitment Letters”).  The Equity Commitment Letters are in full force and effect on the date hereof and have not been amended or modified in any respect.  There are no facts and circumstances known to Parent, Acquisition Sub or any of their respective Affiliates that could reasonably be expected to (a) prevent the conditions described in the Equity Commitment Letters from being satisfied, (b) prevent Parent and Acquisition Sub from receiving financing pursuant to the terms of the Equity Commitment Letters or (c) make any of the assumptions set forth in the Equity Commitment Letters unreasonable.  None of Parent, Acquisition Sub or any of their respective Affiliates have been advised of any facts which cause them to believe the financings contemplated by the Equity Commitment Letters will not be consummated substantially in accordance with the terms thereof.  All commitment fees and other fees required to be paid pursuant to the Equity Commitment Letters on or prior to the date hereof have been paid.

Section 5.6.            Compliance with Law; Litigation.  Each of Parent and Acquisition Sub is in material compliance with all Laws which would affect its ability to perform its obligations hereunder.  There is no action pending or, to the knowledge of Parent and Acquisition Sub, threatened against Parent or Acquisition Sub that would affect their respective abilities to perform their respective obligations hereunder.

Section 5.7.            Brokers.  No broker, investment banker, financial advisor or other person, other than UBS AG and PEP Advisory Pty Limited, the fees and expenses of which shall be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Acquisition Sub.

Section 5.8.            Information Supplied.  None of the information relating to Parent or Acquisition Sub supplied or to be supplied by Parent or Acquisition Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation, warranty or covenant is made by Parent or Acquisition Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE VI

COVENANTS

Section 6.1.            Conduct of Business of the Company.  Except as contemplated by this Agreement or as described on Schedule 6.1, during the period from the date hereof through the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice (including with respect to cash management practices, maintenance of working capital levels and estimation of reserves), and will seek to (i) preserve intact its current business organizations and to maintain the value of the business as a going concern, (ii) use commercially reasonable efforts to keep available the service of its current officers and employees and to preserve its relationships with customers, suppliers, lessors and others having business dealings with it and (iii) use commercially reasonable efforts to preserve the goodwill of its business.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described on Schedule 6.1, during the period from the date hereof through the Effective Time, the Company shall not, and shall not permit the Company Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably delayed or withheld:

(a)           (i) enter into any agreement that would be required (assuming the Company continued to be subject to SEC rules and regulations requiring filing of current and periodic reports under the Exchange Act) to be filed as an exhibit to, or described in, filings made or to be made by the Company with the SEC or (ii) violate, extend, amend or otherwise modify or waive any of the material terms of any Material Contract or any agreement filed with the SEC as an exhibit to any of the Company SEC Documents, or enter into or modify in any material respect any contract that is or would be, if entered into or as so amended, required to be filed with the SEC or set forth in Schedule 4.10;

(b)           cause, propose or permit any amendment to the Company Certificate, Company Bylaws or other comparable charter or organizational documents;

(c)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including, without limitation, any options or appreciation rights), except for the issuance and sale of shares of Common Stock upon the exercise of Company Options outstanding on the date of this Agreement and in accordance with their present terms;

(d)           split, combine, reorganize, recapitalize or reclassify any shares of capital stock or other voting securities, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) or repurchase, redeem or otherwise acquire shares of capital stock or other voting securities, make any other actual, constructive or deemed distribution in respect of shares of capital stock or other voting securities or otherwise make any payments to the stockholders of the Company in their capacity as such;

(e)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(f)            (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business; provided that such borrowing does not exceed $100,000 whether in a single transaction or in any one or more transactions in any 21 day period; (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other person, except a Company Subsidiary other than FFPE, LLC and its Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other person or (iv) sell, transfer, mortgage or pledge any of its or any Company Subsidiaries’ material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, except for Permitted Liens;

(g)           pay, discharge, compromise, satisfy, cancel or forgive any debts or claims or rights (or series of rights, debts or claims) involving, individually or in the aggregate, consideration in excess of $100,000;

(h)           except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any Company Subsidiary in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any Company Subsidiary or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of appreciation rights or performance units); provided, however, that this paragraph (h) shall not prevent the Company or any Company Subsidiary from (A) entering into employment agreements or severance agreements with employees in the ordinary course of business; provided any such agreement would not result in material liability to the Company or (B) increasing annual compensation and/or providing for or amending bonus arrangements for non-executive employees in the ordinary course of compensation reviews to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company or any Company Subsidiary;

(i)            enter into any agreement providing for the employment or consultancy of any person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant; hire any person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant hired on or after the date hereof, if the compensation to be paid and payable on an annualized basis to such person (i) will exceed

$100,000, or (ii) together with the compensation to be paid and payable on an annualized basis to all other such persons hired on or after the date hereof, will exceed $500,000;

(j)            effect any reduction in force;

(k)           acquire, sell, lease or dispose of material property or assets in any single transaction or series of related transactions;

(l)            maintain its books and records in a manner other than in the ordinary course of business, consistent with past practice;

(m)          except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

(n)           in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement or settle any material claim or assessment or consent to any extension or waiver of the limitations period applicable to any material claim or assessment except as required by applicable law;

(o)           (i) acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization or division thereof or any equity interest therein or (ii) make or authorize any new capital expenditure or expenditures which in the aggregate are in excess of $500,000; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing written contracts;

(p)           settle or compromise any pending or threatened suit, action or claim (i) which relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involve a payment in excess of $50,000;

(q)           revalue in any material respect any of the assets of the Company or any Company Subsidiary, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(r)            enter into or perform any transaction with, or for the benefit of, any officer, director, employee or Affiliate of the Company or any Company Subsidiary (other than payments made to officers, directors and employees in the ordinary course of business consistent with past practice and with Section 6.1(h));

(s)           enter into any term sheet, memorandum of understanding, or contract, whether binding or not, regarding a potential sale or other disposition of part or all of the business conducted directly or indirectly by FFPE, LLC;

(t)            incur out-of-pocket expenses in excess of the amounts listed in Schedule 6.1(t) in connection with the transactions contemplated hereby relating to financial advisory fees, fees payable to any YUM Brands company, payments to employees triggered by the consummation of the transactions contemplated by this Agreement, proxy solicitation expenses, reimbursement of expenses of a bidder in the sale process and legal fees; and

(u)           take or agree in writing or otherwise to take any of the actions described in Sections 6.1(a) through 6.1(t) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

Section 6.2.            Preparation of the Proxy Statement; Stockholder Approval.

(a)           As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) in preliminary form.  The Company shall ensure that the Proxy Statement complies in all material respects with all applicable requirements of the Securities Act and Exchange Act.  The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing the same with the SEC, and the Company shall promptly provide Parent with a copy of all such filings made with the SEC.  The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments, and advise Parent of any oral comments or communications regarding the Proxy Statement received from the SEC.

(b)           If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c)           If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to Parent or Acquisition Sub, or change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(d)           The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval.  The Company shall (i) use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement and to solicit from its stockholders proxies in favor of the approval of the Merger and this Agreement and (ii) take all other action required by the rules of the NYSE to obtain such approvals.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.4(c).  Notwithstanding the foregoing, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(e)           Parent shall, as soon as practicable following the date of this Agreement, approve this Agreement by written consent as the sole stockholder of Acquisition Sub (“Acquisition Sub Stockholder Approval”).

Section 6.3.            Access to Information.

(a)           Between the date hereof and the Effective Time, (i) the Company shall, and shall cause the Company Subsidiaries to, provide Parent and its authorized representatives with reasonable access during normal business hours to the facilities of the Company and the Company Subsidiaries and their respective personnel, representatives, books and records; provided, that Parent and Acquisition Sub agree that such access will give due regard to minimizing interference with the operations, activities and employees of the Company and (ii) the Company shall furnish promptly to Parent (A) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities Laws and (B) such financial and operating data and other information with respect to the Company and the Company Subsidiaries as Parent may from time to time reasonably request.  Notwithstanding any other provision of this Agreement, Parent shall have the right to disclose any information it receives pursuant to this Section 6.3(a) to its advisors, its financiers and any advisors of its financiers, subject to the terms of the Confidentiality Agreement.

(b)           Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.3 shall require the Company or its Affiliates to disclose any information to Parent if such disclosure (i) would cause significant competitive harm to such disclosing party or its Affiliates if the transactions contemplated by this Agreement were not consummated or (ii) would be in violation of applicable Laws or agreements.

(c)           Each of the parties hereto shall hold and shall cause its representatives and Affiliates to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement.

(d)           The Company shall keep Parent apprised of all material developments in connection with (i) the potential sale or other disposition of part or all of the business directly or indirectly conducted by FFPE, LLC and (ii) the release of any guaranties given by the Company or any Company Subsidiary (other than FFPE, LLC and its Subsidiaries) in connection with the business conducted by FFPE, LLC and its Subsidiaries, and in each case shall provide Parent and its officers and agents with all information reasonably requested by them with respect to such potential sale or other disposition or release.

Section 6.4.            No Solicitation.

(a)           From the date hereof through the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, the Company and the Company Subsidiaries shall not, and shall not knowingly authorize or knowingly permit any of their respective officers, directors, representatives and agents (including any financial advisors) (such persons collectively shall be referred to as the “Company Group”) to, directly or indirectly, (A) solicit, initiate, encourage or take any other action to cooperate in any with respect to, or assist in or facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, or (B) participate in any discussions or negotiations with, or provide any information to, any person or group of persons (other than Parent, Acquisition Sub or any of their respective Affiliates) concerning any Company Takeover Proposal, or (C) enter into any agreement, arrangement or understanding (including any letter of intent or similar document) involving a Company Takeover Proposal; provided, however, that if the Company receives an unsolicited written proposal for a Company Takeover Proposal from another person, without any member of the Company Group acting or omitting to act in a manner that is inconsistent with this Section 6.4(a), that the Company Board determines in its good faith judgment is reasonably likely to constitute a Superior Takeover Proposal, the Company and its representatives may conduct such discussions or provide such information with respect to the Company and the Company Subsidiaries as the Company shall determine, but only if, prior to such provision of information or discussion (A) the person making the proposal shall have entered into a non-disclosure agreement substantially in the form of the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.4) and (B) the Company Board determines in its good faith judgment, after consultation with legal counsel, that it is required to do so for the purpose of exercising its fiduciary duties.  The Company shall promptly (and in any event within one day) notify Parent in writing if any member of the Company Group receives a Company Takeover Proposal or any inquiry regarding the making of, or that could reasonably be expected to lead to, a Company Takeover Proposal, including any material terms of any such inquiry or Company Takeover Proposal, and shall keep Parent informed of the status of any such inquiry or Company Takeover Proposal.  Nothing contained in this Section 6.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with legal counsel, failure so to disclose would be inconsistent with the exercise of its fiduciary duties or any other obligations under applicable Law.

(b)           Any violation of the restrictions set forth in Section 6.4(a) by any member of the Company Group, whether or not acting on behalf of the Company or any Company Subsidiary, shall be deemed to be a breach of Section 6.4(a) by the Company.

(c)           Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub, or propose to withdraw or modify in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the Company Board of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal.  Notwithstanding the foregoing, but provided always that the provisions of

Section 6.4(a) are complied with in full by the Company Group, if, prior to receipt of the Company Stockholder Approval, the Company Board receives a Superior Takeover Proposal and as a result thereof the Company Board determines in good faith, after consultation with legal counsel, that it is required for the purpose of exercising its fiduciary duties, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement; provided that the Company complies with Section 6.4(d) below.

(d)           The Company shall give Parent forty-eight (48) hours notice that the Company Board is considering, or is prepared to (i) withdraw or modify its approval or recommendation of the Merger and this Agreement or (ii) accept a Superior Takeover Proposal in order to allow Parent the opportunity to make an offer to the Company; provided that the Company may not definitively accept a Superior Takeover Proposal unless the Company concurrently therewith terminates this Agreement pursuant to Section 8.1(f) and makes any payment required by Section 8.2(b).

(e)           The Company and the Board shall not terminate, redeem any rights under, or waive or amend any provision of the Shareholder Rights Plan to permit or facilitate the consummation of any Company Takeover Proposal unless this Agreement shall have been terminated in accordance with the terms and conditions set forth herein.

Section 6.5.            Reasonable Efforts; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)           The Company shall give prompt notice to Parent, and Parent or Acquisition Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any Material Adverse Effect with respect to it; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.6.            Employee Benefits.

(a)           Parent shall cause the Surviving Corporation to provide the Affected Employees, for a period ending on the first anniversary of the Effective Time, with compensation and employee benefits of the type described in Section 4.16 of this Agreement (other than any equity-based compensation or benefit plans) which in the aggregate are at least as favorable to those currently provided by the Company and the Company Subsidiaries to their employees, unless, with respect to any individual Affected Employee, such Affected Employee agrees otherwise.  Parent shall cause the Surviving Corporation to assume all employment-related obligations and agreements with respect to any Affected Employees (including, without limitation, all obligations of the Company and the Company Subsidiaries under any “change of control” or similar provisions relating to employees contained in any existing contract and all termination or severance agreements with executive officers identified on Schedule 4.16), which obligations and agreements shall be performed in accordance with their terms as of the date hereof.  Except as provided in the preceding sentence, nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific Employee Plan or to continue the employment of any specific person.

(b)           Parent shall cause the Surviving Corporation to honor long service leave entitlements, as well as all unused vacation, holiday, sickness and personal days accrued by the employees of Company and the Company Subsidiaries under the policies and practices of the Company and the Company Subsidiaries.  Parent shall cause the Surviving Company to (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Affected Employee under any benefit plan in which Affected Employees participate after the Effective Time, except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or a Company Subsidiary’s then existing plans absent any change in such welfare plan coverage and (ii) provide credit to each Affected Employee for any co-payments and deductibles paid prior to any change in coverage in satisfying any applicable deductible or out-of-pocket requirements under any new or changed plan.  Parent shall cause the Surviving Corporation to provide Affected Employees with service credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries under which each Affected Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Employee Plans immediately prior to the Effective Time, provided, however, that such crediting of service shall not operate to duplicate any benefit with respect to the same period of service.  Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person.

Section 6.7.            Public Announcements.  On and after the date hereof and through the Effective Time, the Company, Acquisition Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this

Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, court process or pursuant to any listing agreement with a national securities exchange, in which case, to the extent reasonably feasible, the relevant parties will be given a reasonable opportunity to contest or comment on the proposed disclosure.

Section 6.8.            Indemnification; Insurance.

(a)           For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to comply with all obligations of the Company in existence or in effect as of the date hereof, under applicable Laws, the Company Certificate, the Company Bylaws or by contract, to indemnify, defend and hold harmless to the fullest extent permitted under applicable Laws to, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (the “Indemnified Officers “) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation (whether or not arising prior to the Effective Time) based in whole or in part on or arising in whole or in part out of acts or omissions of any Indemnified Officer occurring prior to the Effective Time or the fact that such person is or was an officer or director of the Company or a Company Subsidiary at or prior to the Effective Time.  The parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 6.8 shall apply without limitation to acts or omissions, other than illegal acts or acts of fraud, or alleged acts or omissions, other than illegal acts or acts of fraud, by the Indemnified Officers in their capacities as officers or directors, as the case may be, occurring prior to the Effective Time.  In the event an Indemnified Officer is entitled to indemnification under this Section 6.8, such Indemnified Officer shall be entitled to reimbursement from the Surviving Corporation for reasonable attorney fees and expenses incurred by such Indemnified Officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation in advance of the final disposition of such action upon receipt of an undertaking by such Indemnified Officer to repay such payment if it shall be adjudicated that such Indemnified Officer was not entitled to such payment.  Parent hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 6.8.  Each Indemnified Officer, and his or her heirs and legal representatives, is intended to be a third party beneficiary of this Section 6.8 and may specifically enforce its terms.  This Section 6.8 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under any agreement with the Company or any Company Subsidiary or under the Company’s or any such Company Subsidiary’s organizational documents or under applicable Law.

(b)           For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to maintain policies of directors’ and officers’ liability insurance covering each Indemnified Officer with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof for officers and directors of Parent; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall cause the Surviving Corporation to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c)           The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person.  Parent shall not permit the Surviving Corporation to merge or consolidate with any other person unless the Surviving Corporation ensures that the successor entity assumes the obligations imposed by this Section 6.8 or agrees to provide the same indemnification, protection and insurance to the directors and officers referred to in this Section 6.8 as is provided by the Surviving Corporation to any directors and officers appointed after the Effective Time or any directors and officers of Acquisition Sub immediately before the Effective Time.

Section 6.9.            Transfer Taxes.  All Transfer Taxes incurred in connection with the Transactions shall be paid by either Acquisition Sub or the Surviving Corporation, and the Company shall cooperate with Acquisition Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10           Shareholder Rights Plan.  The Company Board shall take all action reasonably necessary in order to render the Shareholder Rights Plan inapplicable to the transactions contemplated hereby.  Except as approved in writing by Parent, the Company Board shall not (i) amend the Shareholder Rights Plan, (ii) redeem any rights under the Shareholder Rights Plan or (iii) take any action with respect to, or make any determination under, the Shareholder Rights Plan, in each case in a manner adverse to Parent or Acquisition Sub.

Section 6.11.          Takeover Statutes.  Except as otherwise specifically provided in Section 6.4, in no event shall the approval of the Merger and this Agreement by the Company Board under Section 203 of the DGCL be withdrawn, revoked or modified by the Company Board.  If Section 203 of the DGCL (or any comparable Laws relating to takeovers) is or may become applicable to the Merger or any of the transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such Laws on such transactions.

Section 6.12.          Consents.  The Company shall use its commercially reasonable efforts to obtain (a) the consents listed on Schedule 7.3(c), and (b) all necessary consents, waivers and approvals under any agreement to which the Company or any of the Company Subsidiaries is a party or otherwise in connection with the Merger or the transactions contemplated by this Agreement required to prevent the occurrence of an event that has, or would reasonably be expected to have, a Material Adverse Effect on the Company.  Parent and Acquisition Sub will cooperate with the Company to obtain such consents.  Notwithstanding the foregoing, the Company shall use best efforts to obtain all necessary consents or approvals with respect to the leases set forth on Schedule 4.12(b)(i).

Section 6.13.          Antitrust Authorities.  As soon as is reasonably practicable, Parent and the Company shall file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice any Notification and Report Forms relating to the transactions contemplated hereby required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties.  The Company and Parent each shall promptly (a) supply the other with any information which may be reasonably required in order to make such filings, except to the extent that such disclosure (i) would cause significant competitive harm to such disclosing party or its Affiliates if the transactions contemplated by this Agreement were not consummated or (ii) would be in violation of applicable Laws or agreements, and (b) supply any additional information which may be requested by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

Section 6.14.          Financing.

(a)           Parent and Acquisition Sub agree to use commercially reasonable efforts (i) to complete the transactions contemplated by the Commitment Letters and (ii) to complete the transactions contemplated by the Equity Commitment Letters, so as to obtain financing in an amount sufficient to pay the Required Cash Amount.

(b)           Without limiting the generality of the foregoing, in the event that at any time funds are not or have not been made available pursuant to the Commitment Letters so as to enable Parent to proceed with the Closing in a timely manner, Parent shall (i) use its commercially reasonable efforts to obtain alternative funding in an amount at least equal to the Required Cash Amount on terms and conditions substantially comparable to those provided in the Commitment Letters and the Equity Commitment Letters, or otherwise on terms reasonably acceptable to Parent and (ii) shall continue to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

(c)           Following the date hereof, Parent will promptly advise the Company of (i) any amendment, modification, termination or cancellation of any of the Commitment Letters or Equity Commitment Letters, and (ii) any change, effect, event, situation or condition or any other information of which Parent is aware as a result of which it could reasonably be expected that the Transaction Financing will not be obtained on the terms set forth in the Commitment Letters or the Equity Commitment Letters.  None of Parent, Acquisition Sub or any of their respective Affiliates will (A) attempt, directly or indirectly, to induce or encourage the Lenders or other entities not to fund any of the financing provided for in the Commitment Letters or Equity Commitment Letters or (B) amend, terminate or waive any provisions of the Commitment

Letters or Equity Commitment Letters without the prior written consent of the Company (which shall not be unreasonably withheld or delayed), in any manner that could reasonably be expected to adversely affect Parent’s ability to obtain the Transaction Financing.  Notwithstanding the foregoing, Parent, Acquisition Sub and their respective Affiliates and agents are permitted to keep the Lenders and providers of equity financing apprised of all developments related to the Company.

Section 6.15.          Opinion of Financial Advisor.  No later than one business day following the date of this Agreement, the Company will deliver to Parent a copy of the opinion of HLHZ delivered to the Company Board to the effect that as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Common Stock of the Company.

Section 6.16.          No Affiliate Agreements.  Unless Parent otherwise consents, the Company shall not, and shall cause the Company Subsidiaries not to, enter into any contracts or other agreements of the Company or any Company Subsidiary with any Affiliate of the Company or any Company Subsidiary (other than with the Company itself or any of its Subsidiaries).

Section 6.17.          FFPE, LLC.  The Company shall use commercially reasonable efforts to terminate any guaranties given by the Company or any Company Subsidiary (other than FFPE, LLC and its Subsidiaries in the event of a sale of the membership interests of FFPE, LLC) in connection with the business conducted by FFPE, LLC and its Subsidiaries and shall use commercially reasonable efforts to sell FFPE, LLC and its Subsidiaries or the assets thereof prior to the Closing.

Section 6.18.          Company SEC Documents.  The Company shall, before the Closing Date, file all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on or before the Closing Date pursuant to Sections 13(a) and 15(d) of the Exchange Act or pursuant to the Securities Act.

Section 6.19.          Good Standing.  The Company shall cause the Company and each Company Subsidiary to be in good standing in its jurisdiction of incorporation and, except where the failure to be so qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.

Section 6.20.          Employee Acknowledgements.  The Company shall use its reasonable efforts to obtain, prior to the Closing, an acknowledgement, which shall include a customary release, from each of the employees of the Company party to a Special One Time Compensation Plan as set forth on Schedule 4.10(a)(iii), that, upon the payment of the amount due to such employee upon the consummation of the Merger pursuant to his or her Special One Time Compensation Plan, such employee shall not be entitled to any severance payment in the event that such employee does not remain employed with the Company following the Closing.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1.            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           Company Stockholder Approval shall have been obtained;

(b)           no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

(c)           all approvals, waivers and consents of any Governmental Entity necessary for the consummation of the Merger shall have been obtained by Parent, Acquisition Sub and the Company, including, without limitation, the expiration or termination of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act.

Section 7.2.            Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver (by the Company only) at or prior to the Closing of the following conditions:

(a)           the representations and warranties of Parent and Acquisition Sub in this Agreement or in any other document delivered pursuant hereto that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and, at the Closing, each of Parent and Acquisition Sub shall have delivered to the Company a certificate of an appropriate officer to that effect; and

(b)           each of the covenants and obligations of Parent and Acquisition Sub to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing and, at the Closing, each of Parent and Acquisition Sub shall have delivered to the Company a certificate of an appropriate officer to that effect.

Section 7.3.            Conditions to the Obligations of Parent and Acquisition Sub.  The respective obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver (by Parent or Acquisition Sub only) at or prior to the Closing of the following conditions:

(a)           the representations and warranties of the Company in this Agreement or in any other document delivered pursuant hereto that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and, at the Closing, the Company shall have delivered to Parent a certificate of an appropriate officer to that effect;

(b)           each of the covenants and obligations of the Company to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, the Company shall have delivered to Parent a certificate of an appropriate officer to that effect;

(c)           the Company shall have obtained (i) those consents or approvals of third parties identified on Schedule 7.3(c) and (ii) such other consents and approvals required to prevent a breach of, a default under or a termination of, any Material Contract as a result of the Merger, except where the failure to obtain such other consents and approvals, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided that this clause (c) shall not apply to the leases set forth on Schedule 4.12(b)(i), for which Section 7.3(k) shall apply.

(d)           The Transaction Financing, or alternative financing as provided in Section 6.14, shall have been obtained by Parent; provided that this condition shall be deemed satisfied (and Parent shall be obligated to consummate the Merger) in the event that (i) any of Parent, Acquisition Sub or any of their respective Affiliates is in breach of Sections 5.5 or 6.14 and such breach results in the Transaction Financing not being obtained or (ii) Parent does not draw down the Transaction Financing even though the conditions to the Transaction Financing are satisfied and the Lenders have not defaulted in their obligations to fund pursuant to the Commitment Letters or otherwise;

(e)           the Company shall have taken all actions necessary to make the Shareholder Rights Plan inapplicable to the transactions contemplated by this Agreement;

(f)            Parent shall have received either (i) a certificate from the Company to the effect that none of the Company or any Company Subsidiary is a U.S. real property holding company meeting the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h), or (ii) a certificate pursuant to Treasury Regulation 1.1445-2(b)(2) from each person described in Treasury Regulation 1.897-1(c)(2)(iii)(A);

(g)           Parent shall have received the executed resignation, effective as of the Closing, of each member of the Company Board;

(h)           the Company shall deliver to Parent a certificate of its corporate secretary setting forth the voting results from the Company Stockholders Meeting;

(i)            no Material Adverse Effect will have occurred;

(j)            the Company shall have cancelled, concurrently with the Merger, the Corporate-Owned Life Insurance Policies issued to the Company on June 1, 1985 by Manufacturers Life Insurance Company; and

(k)           with respect to at 50 leases set forth on Schedule 4.12(b)(i), either no consents or approvals with respect to the consummation of the transactions contemplated by this Agreement shall be required or the Company shall have obtained such consents or approvals.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1.            Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval has been obtained:

(a)           by mutual written consent of Parent, Acquisition Sub and the Company;

(b)           by either Parent and Acquisition Sub or the Company if (i) any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; (ii) the Merger has not been consummated by the Outside Date; provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date or (iii) upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c)           by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition Sub set forth in this Agreement, or if any representation or warranty of Parent or Acquisition Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach by Parent or Acquisition Sub of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition Sub, as the case may be, has not cured such breach within twenty (20) business days after notice by the Company thereof; provided, that the Company has not breached any of its obligations hereunder;

(d)           by Parent and Acquisition Sub if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date, (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty (20) business days after notice by Parent or Acquisition Sub thereof; provided, that neither Parent nor Acquisition Sub has breached any of its respective obligations hereunder or (iii) a Material Adverse Effect upon the Company occurs at any time before the

Effective Time, and the Company has not cured such breach before the earlier of (A) the Outside Date and (B) forty-five (45) days after the occurrence of the Material Adverse Effect; or

(e)           by Parent and Acquisition Sub if the Company Board or any committee thereof (i) withdraws or modifies in a manner adverse to Parent or Acquisition Sub, or publicly resolves to withdraw or modify in a manner adverse to Parent or Acquisition Sub, its adoption, approval or recommendation of this Agreement or the Merger, (ii) fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval,(iii) approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal or (iv) fails to reconfirm the recommendation referred to in clause (i) above or fails to publicly announce that it is not recommending any Company Takeover Proposal, if so requested by Parent; or

(f)            by the Company concurrently with its acceptance of a Superior Takeover Proposal; provided that the Company has complied with all provisions of Section 6.4 and makes simultaneous payment as provided in Section 8.2(b).

Section 8.2.            Effect of Termination.

(a)           In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than any liability of the Company, Parent or Acquisition Sub, as the case may be, for fraud or willful or intentional breach of any representation, warranty, covenant or agreement under this Agreement occurring prior to such termination; provided, however, nothing herein shall be deemed to waive any rights of specific performance of this Agreement available to any party.  The provisions of this Section 8.2 and Sections 6.3(c), 9.2, 9.6 and 9.10 shall survive any such termination.

(b)           In the event that this Agreement shall be terminated pursuant to Section 8.1(b)(iii), Section 8.1(e) or Section 8.1(f), Parent would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty.  To compensate Parent for such damages, the Company shall pay to Parent or its designees by wire transfer of immediately available funds the amount of Eight Million Four Hundred Twenty Thousand Dollars ($8,420,000) as liquidated damages immediately (and in any event within one business day) upon the occurrence of the termination of this Agreement pursuant to Section 8.1(b)(iii), Section 8.1(e) or Section 8.1(f).  It is specifically agreed that the amount to be paid pursuant to this Section 8.2(b) represents liquidated damages and not a penalty.  The Company hereby waives any right to set-off or counterclaim against such amount.

(c)           In the event that this Agreement shall be terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(ii) or Section 8.1(d), the Company shall, within one Business Day of such termination, reimburse the Parent or its designees, by wire transfer of immediately available funds, for all out-of-pocket expenses of the Parent or the Acquisition Sub, including all fees and expenses payable to all legal, accounting, financial and professional advisers and the cost of any currency exposure hedge transaction, relating to the Merger, this Agreement or the transactions contemplated hereby; provided that the Company shall in no event be required to reimburse Parent for more than Five Million Six Hundred Ten Thousand Dollars ($5,610,000).

Section 8.3.            Amendment.  This Agreement may be amended by action taken by the boards of directors of the Company, Parent and Acquisition Sub at any time before or after Company Stockholder Approval has been obtained, but, after Company Stockholder Approval has been obtained, no amendment shall be made which requires the approval of such stockholders under applicable Law or the listing standards of the New York Stock Exchange without such approval.  This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 8.4.            Extension; Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.            Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2.            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or upon receipt of electronic or other confirmation of transmission if sent via facsimile (or at such other address for a party as shall be specified by like notice):

if to Parent or Acquisition Sub:	Aus Bidco Pty Limited
c/o Pacific Equity Partners Pty Limited
Level 36, The Chifley Tower
2 Chifley Square
Sydney, NSW 2000
Australia
Telecopier: 61.2.9231.2804
Attention: Rob Koczkar

with a copy to:	Clayton Utz
1 O’Connell Street
Sydney, NSW 2000
Australia
Telecopier: 61.2.8220.6700
Attention: Philip Kapp
and David Stammers

and:	Ropes & Gray LLP
One International Place
Boston, MA 02110
Telecopier: (617) 951-7050
Attention: Raj Marphatia

if to the Company to:	Worldwide Restaurant Concepts, Inc.
15301 Ventura Blvd., Building B, Suite 300
Sherman Oaks, CA 91403
Telecopier: (818) 530-0189
Attention: Michael Green, General Counsel

with a copy to:	Gibson Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
Telecopier: (310) 551-8741
Attention: Robert K. Montgomery, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.3.            Entire Agreement.  This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.4.            Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.5.            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.6.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 9.7.            Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All references to “dollars” or “$” are references to United States Dollars.

Section 9.8.            Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article III and Section 6.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.9.            Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

Section 9.10.          Fees and Expenses.  Except as otherwise provided in Sections 8.2(b) and 8.2(c), each of the parties hereto shall bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated, except that expenses incurred in connection with (i) filing, printing and mailing the Proxy Statement (including all applicable filing fees) and (ii) the filing of pre-merger notification forms under the HSR Act or any similar foreign Laws shall be shared equally by Parent and the Company.

Section 9.11.          Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, shall cause irreparable injury to the other parties, for which damages, even if available, would not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12.          Venue.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of

Delaware in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than any Delaware state court or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.

Section 9.13.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14.          Counterparts.  This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.15.          Disclosure Generally.  If and to the extent any information required to be furnished in any Schedule is contained in this Agreement or disclosed on any Schedule attached hereto, such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent such disclosure is reasonably apparent on its face.  The inclusion of any information in any Schedule attached hereto shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is required by the terms hereof to be disclosed or is material to or outside the ordinary course of the business of the Company.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

WORLDWIDE RESTAURANT CONCEPTS, INC.

By:	/s/	Charles L. Boppell
Name: Charles L. Boppell
Title: President and CEO

AUS BIDCO PTY LIMITED

By:	/s/	Rob Koczkar
Name: Rob Koczkar
Title: Director

US MERGECO, INC.

By:	/s/	Rob Koczkar
Name: Rob Koczkar
Title: Director

[Signature page to Agreement and Plan of Merger]